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                                                                   EXHIBIT 10.11

                              EMPLOYMENT AGREEMENT

      This Employment Agreement (the "AGREEMENT"), dated as of May 10, 2005, by and between the Premium Standard Farms, Inc., a Delaware corporation (the "EMPLOYER"), and ROBERT W. MANLY, IV (the "EXECUTIVE").

                                   WITNESSETH:

      In consideration of the promises, the agreements and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Employer and the Executive hereby agree as follows:

      1. Agreement of Employment. The Executive's future employment with the Employer shall be subject to the terms and conditions of this Agreement. Various capitalized terms are defined either where they first appear in this Agreement or in Section 9.

      2.    Term, Position and Responsibilities.

            (a) Term of Employment. Unless the Executive's employment shall terminate sooner pursuant to Section 7, the Employer shall employ the Executive for a term of eighteen months commencing on May 10, 2005 (the "EFFECTIVE DATE") and ending on November 9, 2006 (such period to be known as the "TERM"). The respective rights and obligations of the parties hereunder shall survive the end of the Term to the extent that any obligation of the Employer under this Agreement remains unpaid (or otherwise not fully discharged) as of such time, and to the extent provided in Section 8.

            (b) Position and Responsibilities. During the Term, the Executive shall serve as President of the Employer reporting to its Chief Executive Officer. The Executive shall devote substantially all of his skill, knowledge and working time to the conscientious performance of such duties, except for reasonable vacation time (as described in Section 6 below), absence for sickness or similar Disability and authorized leaves of absence.

            (c) Place of Employment. During the Term, the Executive's primary place of employment shall be at the Employer's headquarters located in Kansas City, Missouri.

            (d) Extension or Replacement Agreement. At least 90 days prior to the end of the Term, either party hereto may initiate discussions with the other party regarding the possibility of entering into an extension of this Agreement or a new replacement employment agreement. Neither party shall have any obligations or liability under this Section 2(d). If the Term expires and this Agreement is not extended in writing or a new replacement employment agreement is not entered into by the parties, and if Executive remains employed with the Employer, Executive shall thereafter be deemed an "employee at will."

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      3.    Base Salary. As partial compensation for the services to be performed by the Executive hereunder, the Employer shall pay the Executive an annualized base salary of at least $360,000 during each year of the Term. The Compensation Committee of the Employer's Board of Directors (the "COMMITTEE") shall review Executive's base salary at least annually during the Term and, in its discretion, may increase (but not decrease) such base salary from time to time based upon the performance of the Executive, the financial condition of the Employer, prevailing industry salary scales and such other factors as it may consider relevant. (The annualized base salary payable to the Executive under this Section 3, as the same may be increased from time to time and without regard to any reduction therefrom in accordance with the next sentence, shall hereinafter be referred to as the "BASE SALARY".) The Base Salary actually payable under this Section 3 shall be reduced to the extent that the Executive elects to defer any portion of such Base Salary under the terms of any section 401(k) savings plan or nonqualified deferred compensation plan maintained or established by the Employer and shall be reduced for applicable statutory reductions and withholding. The Employer shall pay the Executive the Base Salary in semi-monthly installments, or in such other installments as may be mutually agreed upon by the Employer and the Executive.

      4.    Initial Restricted Stock Grant and Incentive Compensation.

            (a) Initial Restricted Stock Grant. Effective on the Acquisition Date, the Employer shall issue in the name of the Executive a number of matching shares of Company Stock having a value of $500,000 valued at the IPO Price (the "MATCHING GRANTS"). Matching Grants shall be awarded pursuant to the 2005 Plan as restricted stock awards. Any shares of Company Stock issued under this Section 4(a) shall be subject to forfeiture for a period of five years from the date of grant thereof and during such restriction period shall be nontransferable and shall be held by the Employer, as follows:

                  (i) If the Executive's employment with Employer shall be terminated (A) by the Employer for Cause, or (B) by the Executive without Good Reason (I) on or before the third anniversary of the Acquisition Date, all Matching Grants shall be forfeited, or (II) after the third anniversary of the Acquisition Date but on or before the fourth anniversary of the Acquisition Date, Matching Grants originally valued in excess of $350,000 shall be forfeited, or (III) after the fourth anniversary of the Acquisition Date but on or before the fifth anniversary of the Acquisition Date, Matching Grants originally valued in excess of $425,000 shall be forfeited; and

                  (ii) If Executive has sold any Prior Option Shares or LTIP Restricted Shares, other than a number of such shares as would reasonably approximate the amount of federal, state and local income tax liability to which the Executive is or would be subjected as a result of his cashless exercise of all of the Prior Stock Option and the vesting of the LTIP Restricted Shares, then, if Executive voluntarily shall sell or otherwise dispose of shares of Company Stock and as a result of such sale or disposition the original value of Matching Grants exceeds Current Stock Value immediately after the sale or disposition, Matching Grants originally valued at an amount equal to such excess shall be forfeited.

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                  (iii) On the third anniversary of the Acquisition Date,
            Matching Grants which have not been forfeited, not to exceed Matching Grants originally valued at $350,000, shall become fully vested.

                  (iv) On the fourth anniversary of the Acquisition Date, Matching Grants originally valued in excess of $350,000 but not more than $425,000, which have not been forfeited, shall become fully vested.

                  (v) On the fifth anniversary of the Acquisition Date, all remaining Matching Grants which have not been forfeited, shall become fully vested.

                  (vi) For purposes of this Section 4(a), the following terms shall have the following meanings:

                        "ACQUISITION DATE" means the closing date for the IPO.

                        "COMPANY STOCK" means the common stock, par value $0.01
            per share, of the Employer.

                        "CURRENT STOCK VALUE" means the aggregate value
            (determined as the cost of such shares to the Executive, or, in the case of the Prior Stock Options and LTIP Restricted Shares, determined as the IPO Price) of the shares of Company Stock acquired by the Executive during the Matching Period and held by the Executive on the applicable date, which shall not include Disqualified Shares.

                        "DISQUALIFIED SHARES" means shares acquired under this
            Section 4(a) and any stock option or other equity incentive compensation award made to the Executive by the Employer, other than any Prior Option Shares and LTIP Restricted Shares.

                        "IPO" means an initial public offering of shares of
            Company Stock under the Securities Act of 1933, as amended.

                        "IPO PRICE" means the price to public per share paid by
            purchasers of the Company Stock in the IPO.

                        "LTIP RESTRICTED SHARES" means restricted shares awarded
            to Executive in connection with the Employer's Long Term Incentive Plan for periods commencing April 1, 2003 and April 1, 2004.

                        "MATCHING PERIOD" means the one year period commencing
            after the later of (1) the Executive's commencement of service under this Agreement and (2) the Acquisition Date.

                        "PRIOR OPTION SHARES" means the shares of Company Stock
            issued upon exercise of Prior Stock Options.

                        "PRIOR STOCK OPTIONS" means stock options awarded to the
            Executive by the Employer prior to the date hereof pursuant to the 1999 Equity Incentive Plan.

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                        "2005 PLAN" means the Company's 2005 Long Term Incentive
            Plan.

                  (vii) The restrictions imposed by clauses (i) and (ii) above shall lapse and shall no longer apply in the event of the Executive's death, Disability or termination of employment under
            Section 7(c) of this Agreement.

            (b) Annual Incentive Compensation. The Employer shall provide the Executive with an annual bonus target opportunity (the "TARGET BONUS") for Employer's fiscal years 2006 and 2007 equal to at least 85% of the amount of the Executive's Base Salary payable during such period. For each applicable fiscal year, Executive's target performance Goals ("TARGET ANNUAL GOALS"), and threshold performance goals ("THRESHOLD ANNUAL GOALS") shall be determined by the Committee on an annual basis after consulting with the Executive. If the Executive achieves his Target Annual Goals, the Target Bonus shall be payable to the Executive. The maximum annual bonus shall not exceed 250% of the Target Bonus shall be payable to the Executive. If the Executive achieves his Threshold Annual Goals, an annual bonus equal to 50% of the Target Bonus shall be payable to the Executive. If the Executive achieves a level of performance which falls between the Threshold Annual Goals and the Target Annual Goals or between the Target Annual Goals and the level which would result in the maximum annual bonus, lineal interpolation shall be used to determine the amount of the annual bonus payable to the Executive for the year. Any annual bonus payable to the Executive shall be paid in a single sum, cash payment within seventy-five (75) days after the close of the applicable fiscal year. Except as otherwise provided in Section 7, if Executive is not employed by the Employer on the date of payment of the annual bonus, such annual bonus shall be forfeited.

            (c) Long-Term Incentive Compensation. The Employer shall provide the Executive with a long-term incentive target for each year of the Term equal to at least 85% of the amount of the Executive's Base Salary payable during such period. During the Term, long-term incentive compensation will be delivered through a combination consisting of sixty percent (60%) stock options and forty percent (40%) restricted shares of Company Stock.

      5.    Benefits.

            (a) Welfare Benefits. During the Term, the Employer shall arrange for the provision to the Executive of medical, dental, prescription drug, life insurance and long-term disability benefits. The benefits so required shall be comparable to those benefits presently available to the Executive at the Employer, as the same may be amended and in effect from time to time.

            (b) Retirement Benefits. During the Term, the Executive shall be entitled to participate in a tax-qualified "section 401(k)" retirement plan as made generally available to employees of the Employer. In addition, the Employer shall establish such other tax-qualified or nonqualified retirement benefit and deferred compensation programs that are intended to provide, subject to any restrictions imposed by applicable law, regulations

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      and other authority, the Executive with retirement benefits that are reasonably comparable to the retirement benefit programs presently available to the Executive.

      6.    Perquisites and Expenses.

            (a) General. During the Term, the Executive shall be entitled to participate in such perquisites as are generally available from time to time to senior executive officers of the Employer, on the terms and conditions then prevailing under such perquisites.

            (b) Vacation. During the Term, the Executive shall be entitled to five (5) weeks of paid vacation per year, without carry-over accumulation.

      7.    Termination of Employment.

            (a) Due to Death or Disability. Upon the Executive's death or Disability, all obligations of the Employer and the Executive under Sections 1 through 6 of this Agreement shall immediately cease; provided, however, the Employer shall pay the Executive, and the Executive shall be entitled to receive, the following:

                  (i) any accrued, unpaid portion of Base Salary through the Date of Termination;

                  (ii) in lieu of any annual incentive compensation for the period in which Executive's applicable Date of Termination occurs, but subject to the terms of any annual incentive compensation plan or program which would provide for greater compensation upon the Date of Termination, the Executive shall be paid the amount produced by multiplying:

                        (A) the Executive's Target Bonus for the year in which the Executive's Date of Termination occurs, by

                        (B) a fraction, the numerator of which is the number of days the Executive was employed in the year through the Date of Termination, and the denominator of which is the total number of days in the year relevant to the annual incentive compensation plan; and

                  (iii) all amounts owing and accrued at the Date of
            Termination, after taking into account such death or Disability, under any long-term incentive compensation and deferred compensation plans in which the Executive theretofore participated, under the terms and conditions of such plans.

      Amounts which are immediately payable will be paid as promptly as reasonably practicable after the Executive's Date of Termination.

            (b) Termination by the Employer for Cause and Voluntary Termination by the Executive. Upon the Executive's termination of employment during the Term (i) by the Employer for Cause or (ii) by the Executive without Good Reason (other than due to the Executive's death or Disability), all obligations of the Employer under Sections 1 through

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      6 of this Agreement shall immediately cease; provided, however, the
      Employer shall pay the Executive, and the Executive shall be entitled to receive, any accrued, unpaid portion of Base Salary through the Date of Termination. In addition, the Executive shall be entitled to any vested, non-forfeitable amounts owing and accrued at the Date of Termination under any long-term incentive compensation and deferred compensation plans in which the Executive theretofore participated, under the terms and conditions of such plans. Amounts which are immediately payable will be paid as promptly as reasonably practicable after the Executive's Date of Termination.

            (c) Termination by the Employer without Cause and Termination by the Executive for Good Reason. Upon the Executive's termination of employment during the Term either (1) by the Employer for any reason other than death, Disability, or for Cause, or (2) by the Executive for Good Reason, all obligations of the Employer and the Executive under Sections 1 through 6 of this Agreement shall immediately cease; provided, however, the Employer shall provide to the Executive and the Executive shall be entitled to receive:

                  (i)   payment of the aggregate of the following amounts:

                        (A) the Executive's accrued and unpaid Base Salary through the Date of Termination to the extent not theretofore paid; and

                        (B) in lieu of any annual incentive compensation for the period in which Executive's applicable Date of Termination occurs, but subject to the terms of any annual incentive compensation plan or program which would provide for greater compensation upon the Date of Termination, the Executive shall be paid the amount produced by multiplying:

                              (I) the Executive's Target Bonus for the year in
                        which the Executive's Date of Termination occurs, by

                              (II) a fraction, the numerator of which is the
                        number of days the Executive was employed in the year through the Date of Termination, and the denominator of which is the total number of days in the year relevant to the annual incentive compensation plan; and

                        (C) one and one-half (1 1/2) times the sum of the Executive's Base Salary plus Target Bonus, as in effect on such Date of Termination; and

                        (D) all stock options and restricted stock grants made under any long-term incentive and deferred compensation plans, including those provided pursuant to Section 4(a) and 4(c) shall become fully vested at the Date of Termination; and Executive shall be entitled to all such vested, amounts owing and accrued at the Date of Termination; and

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                  (ii)  for a period of eighteen months commencing on the Date of Termination, continuation of medical, dental, prescription drug, and vision benefits for the Executive and the Executive's family (if dependent coverage has been provided) at least equal to those which would have been provided to them in accordance with the plans and programs described in Section 5 of this Agreement if the Executive's employment had not been terminated. The Executive's coverage for the remainder of such eighteen-month period shall not be included in the calculation of the period of coverage to be provided pursuant to any statutory continuation of benefits obligation (such as COBRA). The Executive's right to statutory continuation coverage shall commence on the first day following the end of such eighteen-month period. If such welfare benefit plans and programs do not allow the Executive's continued participation, a cash payment shall be made to the Executive equal to the value of the additional benefits the Executive would have received under such benefit programs in which the Executive was participating immediately prior to the Date of Termination. With respect to any payment under the immediately preceding sentence, the value of any insurance-provided benefits shall be based on the premium cost to the Executive, which shall not exceed the highest risk premium charged by a carrier having an investment grade or better credit rating.

      Amounts which are immediately payable will be paid as promptly as reasonably practicable after the Executive's Date of Termination. The amount described in Section 7(c)(i)(C) above will be paid to the Executive over eighteen months.

            (d) Notice of Termination. Any purported termination of the Executive's employment (other than by reason of death) shall be communicated by written "Notice of Termination" from one party hereto to the other party hereto. For purposes of this Agreement, a "NOTICE OF TERMINATION" shall mean a notice that indicates the specific termination provision in this Agreement relied upon. Any Notice of Termination shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. Failure to provide the Notice of Termination as provided in this Section, will relieve the other party of its post-termination obligations under this Agreement, except Executive will continue to be bound by obligations agreed to in Section 8(c) below.

            (e) Notices of Cause and Good Reason. A termination for Cause shall be permitted hereunder only if an Employer provides the Notice of Termination not later than six (6) months after the date the Employer first knew or should have known of the act or omission to act giving rise to the termination for Cause. A termination for Good Reason shall be permitted hereunder only if the Executive provides the Notice of Termination not later than six (6) months after the date the Executive first knew or should have known of the act or omission to act giving rise to the termination for Good Reason. In either case, the six (6)-month period shall be tolled during any permitted period of correction or administrative procedure.

            (f)   Discharge of Obligations. The payments and benefits under
      Section 7 shall fully and totally satisfy the Executive's entitlement, and shall fully discharge the

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      Employer, in respect of all statutory compensation and benefits and any notice obligation under applicable law.

            (g) Termination by Either Party After the Term Hereof. Notwithstanding any of the provisions of Section 8 hereof, if Executive's employment is terminated for any reason after the expiration of the Term hereof and no other written employment agreement between the Executive and the Employer is in effect, Executive will be free of all his obligations under second sentences of Section 8(c), (d) and (e) hereof.

      8. Non-Disclosure, Non-Competition and Non-Solicitation Covenants. Set out in this Section are certain covenants regarding non-disclosure, non-competition and non-solicitation which the Executive acknowledges, accepts and agrees to by entering into this Agreement.

            (a) Acknowledgements. The Executive acknowledges that, as President of the Employer, the Executive frequently is or will be exposed to certain "Trade Secrets" and "Confidential Information" (as those terms are defined in Section 8(b). Accordingly, the Executive acknowledges and agrees that it is reasonable for the Employer to require the Executive to abide by the covenants set forth in this Section 8 during and after Executive's term of employment.

            (b) Definitions. For purposes of this Section 8, the following terms shall have the following meanings:

                  (i) "COMPETITIVE POSITION" means any employment, consulting, partnership, advisory, directorship, agency, promotional or independent contractor arrangement between the Executive and any Competitor whereby the Executive is required to perform executive level services substantially similar to those that the Executive performs for the Employer.

                  (ii) "COMPETITOR" refers to any person or entity engaged, wholly or partly, in the meat processing or meat production industry.

                  (iii) "CONFIDENTIAL INFORMATION" means the proprietary and confidential data or information of the Employer, other than "Trade Secrets" (as defined below), which is of tangible or intangible value to the Employer and is not public information or is not generally known or available to the Employer's Competitors.

                  (iv) "TRADE SECRETS" means information of the Employer, including, but not limited to, technical or non-technical data, compilations, programs, devices, methods, techniques, financial data, financial plans, product plans or lists of actual or potential customers or suppliers, which (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

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            (c)   Non-disclosure, Ownership of Proprietary Property.

                  (i) The Executive hereby covenants and agrees that (A) with regard to information constituting a Trade Secret, at all times during the Executive's employment with the Employer and all times thereafter during which such information continues to constitute a Trade Secret; and (B) with regard to any Confidential Information, at all times during the Term and while the Executive is entitled to future payments under Section 7, the Executive shall regard and treat all information constituting a Trade Secret or Confidential Information as strictly confidential and wholly owned by the Employer and will not, for any reason in any fashion, either directly or indirectly, use, sell, lend, lease, distribute, license, give, transfer, assign, show, disclose, disseminate, reproduce, copy, appropriate or otherwise communicate any such information to any party for any purpose other than strictly in accordance with the express terms of this Agreement and other than as may be required by law.

                  (ii) In addition to complying with the provisions of Section 8(c)(i) and except as provided in Section 7(g), the Executive shall exercise the Executive's best efforts to assist the Employer, to the extent the Employer deems reasonably necessary, in the procurement of any protection of its rights to or in any of the Trade Secrets or Confidential Information.

                  (iii) Immediately upon the Executive's Date of Termination with the Employer, or at any point prior to or after that time upon the specific request of the Employer, the Executive shall return to the Employer all written or descriptive materials of any kind in the Executive's possession or to which the Executive has access that constitute or contain any Confidential Information or Trade Secrets.

            (d) Non-Competition. The Executive agrees that, while employed with the Employer, the Executive will not, either directly or indirectly, alone or in conjunction with any other party, take any action in furtherance of or in conjunction with a Competitive Position with a Competitor of the Employer. Except as provided in Section 7(g), the Executive agrees that for a period of eighteen months after his Date of Termination, the Executive will not, either directly or indirectly, alone or in conjunction with any other party, take any action in furtherance of or in conjunction with a Competitive Position with a Competitor.

            (e) Non-Solicitation of Customers. The Executive agrees that, while employed with the Employer, the Executive will not, either directly or indirectly, alone or in conjunction with any other party, solicit, divert or appropriate, or attempt to solicit, divert or appropriate, any customer or actively sought prospective customer of the Employer for on behalf of himself or any Competitor. Except as provided in Section 7(g), the Executive agrees that for a period of eighteen months after his Date of Termination, the Executive will not, either directly or indirectly, alone or in conjunction with any other party, for or on behalf of himself or a Competitor, solicit, divert or appropriate, or attempt to solicit, divert or appropriate any customer or actively sought prospective customer of the Employer with whom the Executive had substantial contact

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      during a period of time up to, but no longer than two (2) years prior to the Executive's Date of Termination.

            (f) Non-Solicitation of Personnel. The Executive agrees that, while employed with the Employer, the Executive will not, either directly or indirectly, alone or in conjunction with any other party, solicit or attempt to solicit any employee or other personnel of the Employer to terminate, alter or lessen that party's affiliation with the Employer or to violate the terms of any agreement or understanding between such employee or other person and the Employer. The Executive agrees that, for a period of eighteen months after the Executive's Date of Termination, the Executive will not, either directly or indirectly, alone or in conjunction with any other party, solicit or attempt to solicit any "material" or "key" (as those terms are defined in the next sentence) employee or other personnel of the Employer to terminate, alter or lessen that party's affiliation with the Employer or to violate the terms of any agreement or understanding between such employee or other person and the Employer. For purposes of the preceding sentence, "material" or "key" employees or other personnel of the Employer are those who have access to the Employer's Trade Secrets and Confidential Information.

            (g)   Remedies.

                  (i) In the event of a violation by Executive of any of the covenants in Section 8(d) or (e) above, Executive agrees that Employer may immediately cease payments to Employee under Section 7(c)(i)(C), and Employer will have no further obligation to make payment under that Section after the violation by Executive.

                  (ii) Equitable Remedies. The Executive agrees that damages at law for the Executive's violation of any of the covenants in this
            Section 8 would not be an adequate or proper remedy and that should the Executive violate or threaten to violate any of the provisions of such covenants, an Employer or its successors or assigns shall be entitled to obtain a temporary or permanent injunction against the Executive in any court having jurisdiction prohibiting any further violation of any such covenants.

            (h) Ability to Earn Livelihood. Executive expressly agrees and acknowledges that the covenants and restrictions contained in Section 8 do not preclude Executive from earning a livelihood, nor do they unreasonably impose limitations on Executive's ability to earn a living. In addition, Executive agrees and acknowledges that the potential harm to the Employer of its non-enforcement outweighs any harm to the Executive of its enforcement by injunction or otherwise.

            (i) Enforcement. If any court of competent jurisdiction or other trier of fact deem the term or scope of Section 8 unenforceable, the remainder of Section 8 of the Agreement shall nevertheless stand and shall remain in full force and effect.

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      9.    Definitions. For purposes of this Agreement, the following terms shall have the following meanings (unless expressly indicated to the contrary) and the term shall be capitalized when the meaning is intended:

            (a)   "BOARD" means the Board of Directors of the Employer.

            (b)   "CAUSE" means, as to the Executive, any of the following:

                  (i) the Executive's conviction of any felony, or any other crime involving misuse or misappropriation of money, or entering a plea of no contest in a court of law to a felonious crime or other crime involving a misuse or misappropriation of money or property, which (A) results in material and demonstrable damage to the Employer or (B) materially and demonstrably impairs the value of the Executive's services to the Employer; or

                  (ii) the Executive's engaging in one or more acts of dishonesty which (A) result in material and demonstrable damage to the Employer or (B) materially and demonstrably impair the value of the Executive's services to the Employer; or

                  (iii) a fraudulent certification under Section 302 or Section
            906 of the Sarbanes-Oxley Act of 2002, as amended from time to time; or

                  (iv) the Executive's violation of any of the covenants set out in Section 8 of this Agreement.

      Notwithstanding the foregoing, the Executive may not be terminated for Cause unless and until there shall have been delivered to the Executive a copy of a notice specifying the nature of the grounds for such termination. The notice also shall afford the Executive with the opportunity, together with the Executive's counsel, to be heard regarding the existence of Cause. The Executive shall have thirty (30) days to correct the acts or omissions complained of, if correctable. Nothing contained in the foregoing provisions of this Section or elsewhere in this Agreement shall be deemed to interfere in any way with the right to terminate the Executive's employment at any time without Cause.

            (c)   "CODE" means the Internal Revenue Code of 1986, as amended.

            (d) "DATE OF TERMINATION" means, (i) if the Executive's employment with the Employer (or a successor) is terminated by the Executive's death, the date of the Executive's death; (ii) if such employment is terminated by the Employer for Cause, the date on which Notice of Termination is given; and (iii) if such employment is terminated for any other reason, the date on which Notice of Termination is given or, if no such Notice of Termination is given, the day after the date the Executive ceases to render services.

            (e) "DISABILITY" means the Executive's inability to engage in the customary duties and responsibilities of his position by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be continued to last for a continuous period of at least six (6) months, as

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      determined by a physician or physicians selected by the Employer and reasonably acceptable to the Executive.

            (f) "GOOD REASON" means the occurrence of any of the following events:

                  (i) the assignment to the Executive of duties materially inconsistent with the Executive's position (including status, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 2 of this Agreement, or any other action by the Employer which results in a significant diminution in such position, authority, duties;

                  (ii) the Employer's requiring the Executive to be based at any office or location more than sixty (60) miles from the location described in Section 2(c);

                  (iii) a reduction by the Employer in the Executive's rate of annual Base Salary; or

                  (iv) the failure of the Employer to obtain from a successor (including a successor to a material portion of the business or assets of the Employer) a satisfactory assumption in writing of the Employer's obligations under this Agreement.

Notwithstanding the foregoing, Good Reason shall not exist if (i) such event occurs with the Executive's express prior written consent; (ii) the event is an isolated, insubstantial and inadvertent action or failure to act which was not taken in bad faith and which is remedied by the Employer promptly after receipt of notice thereof given by the Executive; or (iii) the event occurs in connection with the termination of the Executive's employment for Cause or due to Disability or death.

      10. Assumption of Agreement. The Employer will require any successor (by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Employer, by agreement in form and substance reasonably satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place. Failure of the Employer to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Employer in the same amount and on the same terms as the Executive would be entitled hereunder if the Executive incurred a termination of employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, the term "EMPLOYER" shall mean the Employer as herein previously defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, written agreement or otherwise.

      11. Entire Agreement. Except as otherwise expressly provided herein, this Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and all promises, representations, understandings, arrangements and prior

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

agreements relating to such subject matter (including those made to or with the Executive by any other person or entity) are merged herein and superseded hereby.

      12. Successors and Assigns. This Agreement shall inure to the benefit of and be enforceable by the Executive and the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees, and shall be binding upon and inure to the benefit of the Employer and its permitted successors and assigns as provided. This Agreement is a personal contract and the rights and interests of the Executive hereunder may not be sold, transferred, assigned, pledged, encumbered, margined, conveyed, gifted, alienated, or hypothecated by the Executive, except as otherwise expressly permitted by the provisions of this Agreement. The Employer shall have the right to assign this Agreement to any corporation with which it may merge or consolidate.

      13. Arbitration. Any dispute or controversy arising under or in connection with this Agreement (except in connection with any request for injunctive relief contemplated by Section 8) shall be resolved by binding arbitration. The arbitration shall be held in Kansas City, Missouri, and except to the extent inconsistent with this Agreement, shall be conducted by a single arbitrator appointed by the CPR Institute for Dispute Resolution pursuant the rules and procedures of the CPR Institute. The arbitrator shall be acceptable to both the Employer and the Executive. If the parties cannot agree on an acceptable arbitrator, the dispute shall be heard by a panel of three arbitrators, one appointed by each of the parties, and the third appointed by the other two arbitrators. The arbitrator(s) shall apply Missouri law as provided in Section 15. The Employer and the Executive hereby waive, to the fullest extent permitted by applicable law, any objection, which it may now, or hereafter have to such jurisdiction and any defense of inconvenient forum. The Employer and the Executive hereby agree that a judgment upon an award rendered by the arbitrators may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

      14. Expense of Enforcement. The costs of enforcement of this Agreement, whether in litigation or in arbitration, shall be borne by the nonprevailing party. That is, Executive shall be liable to, and will pay the Employer for all costs and expenses, including, but not limited to, reasonable attorneys' fees actually incurred by the Employer in the successful enforcement in any respect of any of its rights under this Agreement, or in the successful defense against any claim by Executive. Likewise, in the event the Employer is unsuccessful in enforcing its rights under this Agreement, or Executive is successful in enforcing any of his rights under this Agreement, then the Employer shall pay all of the Executive's costs and expenses, including, but not limited to, reasonable attorney's fees actually incurred by the Executive in defending against the Employer's claims or pursuing his own claims.

      15. Governing Law. This Agreement is governed by and is to be construed, administered, and enforced in accordance with the laws of the State of Missouri, without regard to Missouri conflicts of law principles, except in so far as federal laws and regulations may be applicable.

      16. Withholding. The foregoing and other provisions of this Agreement notwithstanding, all payments to be made to the Executive under this Agreement will be subject to required withholding taxes and other required deductions, and the Executive shall provide the

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

Employer such information as the Employer reasonably requests so that such Employer may implement and verify the operation of this Section.

      17. Amendments and Waivers. No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved by the Committee or a person authorized thereby and is agreed to in writing by the Executive and such officer as may be specifically designated by the Committee. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

      18. Severability. In the event that all or any part of any provision of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement or such provision shall be unaffected thereby and shall remain in full force and effect. If any provision of this Agreement or portion thereof is so broad as to be unenforceable, it shall be interpreted to be only so broad as is enforceable. Nothing in this Agreement is intended to or shall be construed to violate any federal or state law or regulation.

      19. Notices. Any notice or other communication required or permitted to be delivered under this Agreement shall be in writing, delivered personally, by courier service or by certified or registered mail, first-class postage prepaid and return receipt requested, deemed to have been received on the date of delivery or on the third business day after the mailing thereof, and addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

                  (i) if to the Employer, to it at its headquarters, to the attention of the chairman of its Board of Directors; and

                  (ii) if to the Executive, to the Executive at the last address the Executive has filed in writing with the Employer.

      20. No General Waivers. The failure of any party at any time to require performance by any other party of any provision hereof or to resort to any remedy provided herein or at law or in equity shall in no way affect the right of such party to require such performance or to resort to such remedy at any time thereafter, nor shall the waiver by any party of a breach of any of the provisions hereof be deemed to be a waiver of any subsequent breach of such provisions. No such waiver shall be effective unless in writing and signed by the party against whom such waiver is sought to be enforced.

      21. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

      22. Headings. The section and other headings contained in this Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof.

      IN WITNESS WHEREOF, the Employer has duly executed this Agreement by its authorized representative and the Executive has hereunto set his hand, in each case effective as of the date first above written.

                                  PREMIUM STANDARD FARMS, INC.

                              By: /s/ John M. Meyer
                                  ----------------------------------------------
                            Name: John M. Meyer

                           Title: Chief Executive Officer and Director

                                  THE EXECUTIVE:

                                  /s/ Robert W. Manly, IV
                                  ----------------------------------------------



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